N        E        W        S                          R        E        L        E        A        S        E

Contact:
PSS World Medical
Investor Relations
904-332-3287

PSS WORLD MEDICAL REPORTS RESULTS FOR
FISCAL YEAR 2012 THIRD QUARTER

Company Revises FY12 EPS Goal to $1.43 - $1.44

Third Quarter Highlights:
•	Consolidated net sales growth of 3.5%, with same day sales growth of 1.8%
o	Physician Business net sales growth of 6.1%, with same day sales growth of 4.4%
o	Extended Care Business net sales decline of 2.8%, with same day sales decline of 4.4%
•	Consolidated earnings per diluted share growth of 9.1% to $0.38
•	Consolidated cash flow from operations of $8.5 million
•	Consolidated return on committed capital of 35.3%

Jacksonville, Florida (January 26, 2012) – PSS World Medical, Inc. (NasdaqGS: PSSI) announced today its results for the fiscal year 2012 third quarter ended December 30, 2011.

President and Chief Executive Officer, Gary A. Corless, commented, “We continue to see lower utilization of the nation’s healthcare system in this prolonged economic slowdown, as evidenced by fewer visits to primary care physicians.  This year’s flu season, to date, has also been lighter than expected, based on historical patterns.  These factors, along with others, resulted in lower third quarter revenue growth than we expected.  Combined with anticipated fourth quarter costs and expenses related to recent acquisitions, we are lowering our fiscal year 2012 EPS goal to $1.43 - $1.44.

“We are committed to our stated purpose of strengthening the clinical success and financial health of caregivers by solving their biggest problems, and we are encouraged by the growing traction we see in all of the business strategies we have pursued to deliver on that commitment.”

-MORE-

PSSI Reports Results For Fiscal 2012 Third Quarter

January 26, 2012

Net sales for the three months ended December 30, 2011, were $527.7 million, an increase of 3.5%, compared with net sales of $510.1 million for the three months ended December 31, 2010.  Net sales for the three months ended December 30, 2011, for the Physician Business increased by 6.1% and decreased by 2.8% for the Extended Care Business.  Income from operations for the three months ended December 30, 2011, was $34.7 million, consistent with income from operations for the three months ended December 31, 2010, of $34.7 million.  Net income for the three months ended December 30, 2011, was $20.1 million, or $0.38 per diluted share, compared with net income for the three months ended December 31, 2010, of $19.5 million, or $0.35 per diluted share.  The Company noted it had one more sales day (62 sales days) in the third quarter of fiscal year 2012 compared with the number of sales days (61 sales days) in the third quarter of fiscal year 2011.

Net sales for the nine months ended December 30, 2011, were $1,563.1 million, an increase of 5.3% (4.7% same day sales growth), compared with net sales of $1,485.1 million for the nine months ended December 31, 2010.  Net sales for the nine months ended December 30, 2011, for the Physician Business increased by 9.2% (8.6% same day sales growth) and decreased by 3.6% (4.1% same day sales decline) for the Extended Care Business.  Income from operations for the nine months ended December 30, 2011, was $97.5 million compared with income from operations for the nine months ended December 31, 2010, of $95.4 million.  Net income for the nine months ended December 30, 2011, increased by 2.8% to $54.4 million, or $1.00 per diluted share, compared with net income for the nine months ended December 31, 2010, of $52.9 million, or $0.94 per diluted share.

David M. Bronson, Executive Vice President and Chief Financial Officer, commented, “Despite slower top-line growth than expected this year, the Company continued to improve gross margins and to control operating costs, while investing in new programs and resources that will produce share gains and financial returns for the future.

“Cash flow from operations of $8.5 million reflected seasonal historic patterns of higher inventory purchases in advance of announced cost increases from manufacturers.  Deployment of capital continues to be focused on augmenting organic growth with an aggressive strategy of acquisitions.  Since March 2011, we have now acquired seven companies with combined expected annual revenues of approximately $68 million.  In addition, during the third quarter, we repurchased 1.5 million shares for approximately $35 million.”

A listen-only simulcast as well as a 90-day online replay of PSS World Medical’s fiscal year 2012 third quarter conference call can be found in the Investor Relations/Financial Information sections of the Company’s website, www.pssworldmedical.com, under the heading “Events and Presentations,” on January 26, 2012, beginning at 8:30 a.m. Eastern time.

The Company has today filed with the SEC a Form 8-K that includes a copy of this press release and its related Fiscal Year 2012 Third Quarter Financial Workbook, which contains GAAP and non-GAAP financial measures, and is available on the Company’s website, www.pssworldmedical.com.  Additional financial information pertaining to PSS World Medical financial results may be found by visiting the Investor Relations section of the Company’s website, www.pssworldmedical.com, under the heading “Events and Presentations.”  If you should need assistance accessing the information, please call Investor Relations at 904-332-3287.

PSSI Reports Results For Fiscal 2012 Third Quarter

January 26, 2012

PSS World Medical, Inc. markets and distributes medical products to physicians, elder care providers and alternate-site healthcare providers throughout the United States.  Since its inception in 1983, PSS has become a leader in the market segments that it serves with a focused approach to customer service and operational excellence.  The Company’s stated purpose is to strengthen the clinical success and financial health of caregivers by solving their biggest problems.

Certain statements in this release are “forward-looking statements” made pursuant to the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  These forward-looking statements are identified by the use of words such as “expect,” “may,” “will,” “should,” “believe,” “plan,” “anticipate,” and “estimate” among others.  These statements involve a number of risks and uncertainties, many of which are outside the control of the Company.  Actual results may differ materially from those identified in the forward-looking statements.  Among the factors that could cause results to differ materially are the following: fluctuating demand for our products and services; national and global economic and political conditions; our and our customers’ ability to obtain financing; the introduction of new products and services offered by us and our competitors; uncertainty of the impact of recently enacted healthcare laws; consolidation of healthcare providers; proper functioning of our data processing and information technology systems; our ability to successfully execute our global sourcing strategy; pricing pressures on large national and regional accounts and GPOs; customer credit quality and our ability to collect our accounts receivable, particularly in states with significant budget deficits; our ability to successfully execute our mergers and acquisitions strategy; our ability to compete with other medical supply companies and direct manufacturers; multi-tiered cost structures where certain institutions can obtain more favorable prices for medical products than us; our ability to maintain relationships with our suppliers and customers; our ability to retain sales reps and key management; our ability to execute our growth strategy; increased operating costs, including fuel and other commodity prices; risks involved in maintaining a large amount of inventory; our indebtedness may limit our ability to obtain additional financing or react to market conditions; we face litigation and product liability exposure; weather-related events such as hurricanes may disrupt our and our customers’ business; we may be deemed to infringe other persons intellectual property; our and our customers’ businesses are subject to numerous federal, state and foreign laws and regulations that could impact our and their financial condition and results of operations; general business, competitive and economic factors and conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. PSS World Medical, Inc. assumes no obligation to update the information in this release except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

-MORE-

PSSI Reports Results For Fiscal 2012 Third Quarter

January 26, 2012

PSS WORLD MEDICAL, INC.
Unaudited Condensed Consolidated Statement of Operations
(in millions, except per share and share data)

	For the Three Months Ended		For the Nine Months Ended
	Dec. 30, 2011	Dec. 31, 2010	Dec. 30, 2011	Dec. 31, 2010
Net sales	$527.7	$510.1	$1,563.1	$1,485.1
Cost of goods sold	357.2	352.2	1,064.7	1,022.3
Gross profit	170.5	157.9	498.4	462.8
General and administrative expenses	98.9	88.9	292.4	266.2
Selling expenses	36.9	34.3	108.5	101.2
Income from operations	34.7	34.7	97.5	95.4

Other (expense) income:
Interest expense	(4.8)	(4.2)	(14.0)	(12.6)
Interest income	–	–	0.2	0.1
Other income	0.6	0.9	1.5	1.8
Other expense	(4.2)	(3.3)	(12.3)	(10.7)

Income before provision for income taxes	30.5	31.4	85.2	84.7
Provision for income taxes	10.4	11.8	30.8	31.6
Net income	20.1	19.6	54.4	53.1
Net income attributable to noncontrolling interest	–	0.1	–	0.2
Net income attributable to PSS World Medical, Inc.	$20.1	$19.5	$54.4	$52.9

Earnings per common share attributable to PSS World Medical, Inc.:
Basic	$0.39	$0.36	$1.03	$0.96
Diluted	$0.38	$0.35	$1.00	$0.94

Weighted average shares (in thousands):
Basic	51,308	54,357	52,594	55,145
Diluted	52,435	55,567	54,593	56,461

-MORE-

PSSI Reports Results For Fiscal 2012 Third Quarter

January 26, 2012

PSS WORLD MEDICAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in millions except share data)

	Dec. 30, 2011	April 1, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$32.4	$29.3
Accounts receivable, net	249.6	247.2
Inventories	260.4	213.2
Prepaid expenses and other	59.0	54.9
Total current assets	601.4	544.6

Property and equipment, net	101.7	102.4

Other Assets:
Goodwill	188.9	167.1
Intangibles, net	46.0	41.9
Other	101.4	95.7
Total assets	$1,039.4	$951.7

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$160.5	$128.1
Accrued expenses	45.3	37.2
Current portion of long-term debt	0.2	0.8
Other	17.9	33.1
Total current liabilities	223.9	199.2
Revolving line of credit and long-term debt, excluding current portion	318.9	195.7
Other noncurrent liabilities	103.8	110.2
Total liabilities	646.6	505.1

Equity:
PSS World Medical, Inc. shareholders' equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized, no shares issued and outstanding	–	–
Common stock, $0.01 par value; 150,000,000 shares authorized, 51,221,354 and 55,465,600 shares issued and outstanding as of December 30, 2011, and April 1, 2011, respectively	0.5	0.5
Additional paid-in capital	14.7	122.9
Retained earnings	374.0	319.6
Total PSS World Medical, Inc. shareholders' equity	389.2	443.0
Noncontrolling interest	3.6	3.6
Total equity	392.8	446.6
Total liabilities and equity	$1,039.4	$951.7

-MORE-

PSSI Reports Results For Fiscal 2012 Third Quarter

January 26, 2012

PSS WORLD MEDICAL, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Three Months Ended		Nine Months Ended
	Dec. 30, 2011	Dec. 31, 2010	Dec. 30, 2011	Dec. 31, 2010
Cash Flows From Operating Activities:
Net income	$20.1	$19.6	$54.4	$53.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6.7	6.3	19.8	18.3
Amortization of debt discount and issuance costs	2.6	2.4	7.6	7.0
Amortization of intangible assets	2.2	1.6	6.5	4.5
Noncash compensation expense	2.2	2.0	5.9	7.3
(Benefit) provision for deferred income taxes	(1.7)	3.6	(4.1)	0.8
Provision for doubtful accounts	1.0	0.9	1.6	1.7
Provision for deferred compensation	0.3	0.3	0.8	1.1
Changes in operating assets and liabilities, net of effects from business combinations:
Accounts receivable, net	1.2	0.7	4.5	(3.0)
Inventories	(28.7)	(15.5)	(44.4)	(17.2)
Prepaid expenses and other current assets	(1.3)	8.5	(6.4)	(5.3)
Other assets	(4.5)	(2.2)	(10.2)	(6.4)
Accounts payable	4.8	3.5	28.1	16.1
Accrued expenses and other liabilities	3.6	4.2	1.9	(3.6)
Net cash provided by operating activities	8.5	35.9	66.0	74.4

Cash Flows From Investing Activities:
Payments for business acquisitions, net of cash acquired	(29.3)	(13.8)	(39.6)	(20.3)
Capital expenditures	(6.6)	(5.1)	(17.6)	(13.1)
Payment for investment in variable interest entity, net of cash	–	–	–	(3.3)
Other	(0.2)	(0.1)	(0.2)	(0.6)
Net cash used in investing activities	(36.1)	(19.0)	(57.4)	(37.3)

Cash Flows From Financing Activities:
Proceeds from borrowings on the revolving line of credit	194.2	–	325.8	17.2
Repayments on the revolving line of credit	(129.5)	–	(211.1)	(17.2)
Purchase and retirement of common stock	(34.9)	(3.0)	(115.8)	(54.7)
Payment of contingent consideration on business acquisitions	(3.0)	(0.9)	(4.0)	(0.9)
Payment for debt issue costs	(1.8)	–	(1.8)	–
Excess tax benefits from share-based compensation arrangements	0.2	1.0	1.4	2.1
Proceeds from exercise of stock options	0.2	0.3	0.6	1.2
Payments under capital lease obligations	(0.2)	(0.2)	(0.6)	(0.6)
Other	–	(0.1)	–	(0.1)
Net cash provided by (used in) financing activities	25.2	(2.9)	(5.5)	(53.0)

Net (decrease) increase in cash and cash equivalents	(2.4)	14.0	3.1	(15.9)
Cash and cash equivalents, beginning of period	34.8	22.9	29.3	52.8
Cash and cash equivalents, end of period	$32.4	$36.9	$32.4	$36.9

-END-